UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2013

Ruby Creek Resources, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-52354	26-4329046
(State or other jurisdiction of incorporation)	Commission file number	(IRS Employer Identification No.)

11835 W. Olympic Boulevard, Suite 1235E Los Angeles, CA	90064
(Address of principal executive offices)	(Zip Code)

(212) 671-0404

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Changes in Control of Registrant

Effective January 28, 2013, the Board of Directors received, for information, a duly authorized and executed copy of an Option Agreement between David Bukzin and Robert Slavik dated January 28, 2013 and expiring, if not fully completed, on January 28, 2015. The Agreement when fully completed will place 6,000,000 common shares of the Company currently owned by Mr. Bukzin, to the ownership of Robert Slavik. As part of the Agreement, Mr. Bukzin has appointed Mr. Slavik as attorney and proxy to vote all 6,000,000 shares effective as of January 28, 2013. This proxy, together with the 6,612,000 shares already held by Mr. Slavik, gives Mr. Slavik a total vote of 12,612,000 shares of the Company and constitutes a change of control.

5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 28, 2013, Ruby Creek Resources, Inc. has accepted the resignation of David Bukzin from the position of Director. Additionally, Mr. Bukzin has resigned from all positions he held with the Corporation’s subsidiaries: Ruby Creek Resources (Tanzania) Limited, Ruby Creek Gold (Tanzania) Limited, Ruby Creek Diamonds (Tanzania) Limited and Tanzania Ruby Creek Limited.

Effective January 28, 2013, Ruby Creek Resources, Inc. has accepted the resignation of Darren Ofsink from the position of Director. Additionally, Mr. Ofsink has resigned from all positions he held with the Corporation’s subsidiary: Ruby Creek Resources (Tanzania) Limited.

Effective January 28, 2013, Ruby Creek Resources Inc. has accepted the resignation of Daniel Bartley from the positions of President and Chief Executive Officer.

Effective January 28, 2013, Ruby Creek Resources Inc. announces the reappointment of Robert Slavik to the positions of President and Chief Executive Officer. Mr. Slavik served as a Director President and Chief Executive Officer of Ruby Creek from June 18, 2009 to January 31, 2012 when Mr. Slavik resigned as President and Chief Executive Officer. He has held management positions in public and private corporations through more than 30 years working in North America, Africa and China. Currently he is also President, CEO and Director of Tanzanian Goldfields Company, and President and Director of Pacific Gems Trading Company, both private gem and resource companies. His responsibilities have ranged from evaluations and turnarounds to operations. Mr. Slavik served in the turnaround of a Tanzanian resource company and as a consultant for two Montreal based Canadian venture capital companies. Mr. Slavik graduated in engineering and business administration from the British Columbia Institute of Technology.

Effective January 28, 2013, Ruby Creek Resources Inc. announces the appointment of Jürg Bühler to the position of Director. Mr. Bühler has more than twenty years experience in trading and investing in the financial markets. He has been actively involved in the alternative investments arena since 1992. Mr. Bühler began his career as a trader in 1989, where he traded FX, swaps, money market instruments and fiduciary placements for Bankers Trust AG, Zürich. He was given the position of vice treasurer and also worked as a securities dealer, trading fixed income, equities, funds and derivative contracts. In 1990, Mr. Bühler took a trading position at Industrial Bank of Japan (Switzerland) Ltd., where he traded money market instruments, forward contracts, FRA and IRS contracts. One year later he was given the position of head of this trading desk. In 1992, Mr. Bühler joined the Hedge Fund manager GFTA as a trader where he operated trading strategies on stock index futures and foreign exchange rates. In 1996, he joined Financial Market Analysis, in Düsseldorf, Germany, as head of trading, and became a partner in the firm in 1998. At FMA, he worked in the area of research and model development and was also involved in the provision of advisory and marketing services for several Hedge Funds and CTA firms. In 2005, he founded WWFI - World Wide Financial Investments, Jürg Bühler and Dighton World Wide Investments AG (DWWI). WWFI – World Wide Financial Investments, Mr. Bühler provides research and advisory services relating to Alternative Investments around the world. Mr. Bühler served the Dighton Group as managing director of DWWI - Dighton World Wide Investments AG from October 2005 through June 2008. In 2007, he founded Global Vision Investments (Cayman Islands) that founded DynamiteF3 and Dynamite CTA Fund (now the AIP Liquid Trading Fund). In 2008 he founded Global Vision Investments AG in Zug, Switzerland.

ITEM 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUBY CREEK RESOURCES, INC.

Date: February 1, 2013	By:	/s/ Robert Slavik
Robert Slavik
Director, Acting Secretary